AMENDMENT NO. 1 TO BY-LAWS OF

                       OPPENHEIMER QUEST FOR VALUE FUNDS


1. The By-Laws of Oppenheimer Quest For Value Funds, a Massachusetts business trust (the "Fund"), are hereby amended by replacing Section 3.3 of Article III thereof with the following:

                  3.3 Notice of Meetings;  Waiver.  Written or printed notice of every Shareholders' meeting stating the place, date and purpose or purposes thereof, shall be given by the Secretary not less than seven (7) nor more than one hundred and twenty (120) days before such meeting to each Shareholder entitled to vote at such meeting, either by mail or by presenting it to him personally, or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Shareholder at his address as it appears on the records of the Trust. Any such notice may be waived by any person or persons entitled to such notice, by a notice signed by such person or persons and filed with the records of the meeting, whether before or after the holding thereof, or by actual attendance at the meeting, in person or by proxy, except where the Shareholder attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting has not been lawfully called or convened.

2. The By-Laws of the Fund are hereby further amended by replacing the second sentence of Section 9.2 of Article IX with the following:

            Such date, in any case, shall be not more than one hundred and twenty (120) days, and in case of a meeting of Shareholders not less than ten (10) days prior to the date on which particular action requiring such determination of Shareholders is to be taken.

3. The By-Laws of the Fund, as amended by this Amendment No. 1, hereby remain in full force and effect.

      IN WITNESS WHEREOF, I hereby set my hand as of this 4th day of February, 1997.



                                          ---------------------------
                                           Robert G. Zack
                                           Assistant Secretary
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